Exhibit 4.78

SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of July 31, 2008, among XM Satellite Radio Holdings Inc. (the “Parent Guarantor”), the parent company of XM Satellite Radio Inc. (or its permitted successor), a Delaware corporation (the “Company”), the Company, XM Equipment Leasing LLC, a subsidiary of the Company (“Leasing LLC”) and XM Radio Inc., a subsidiary of the Company (“Radio Inc.” and together with Leasing LLC, the “Subsidiary Guarantors”) and The Bank of New York Mellon, as trustee under the Indenture referred to below (the “Trustee”). The Parent Guarantor and the Subsidiary Guarantors are collectively referred to herein as the “Guarantors.”

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee a supplemental indenture pursuant to which the Company will assume, upon the consummation of the Escrow LLC – Company Merger, the obligations of XM Escrow LLC under the Indenture (the “Indenture”), dated as of July 31, 2008 relating to 13% Senior Notes due 2014 with an initial aggregate principal amount of $778,500,000 (the “Notes”);

WHEREAS, the Indenture provides that upon the consummation of the Escrow LLC – Company Merger, the Obligations of the Company under the Notes and the Indenture will be unconditionally guaranteed by the Guarantors on the terms and conditions set forth herein (the “Note Guarantees”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition will have the meanings assigned to them in the Indenture.

2. AGREEMENT TO GUARANTEE. The Guarantors hereby agree to provide an unconditional Guarantee on the terms and subject to the conditions set forth in this Note Guarantee and in the Indenture including but not limited to Article 10 thereof; provided, however, that XM Radio Inc. is providing such Guarantee only to the extent permitted under applicable law, rules or regulations, including rules and regulations of the Federal Communications Commission.

3. EFFECTIVE TIME. This Supplemental Indenture shall become effective upon the consummation of the Escrow LLC – Company Merger and the assumption of the Obligations of XM Escrow LLC by the Company pursuant to a supplemental indenture on even date herewith.

4. NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, employee, incorporator, stockholder or agent of the Guarantors, as such, will have any liability for any obligations of the Company or any Guarantors under the Notes, any Note Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

5. GOVERNING LAW. This Supplemental Indenture and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

6. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy will be an original, but all of them together represent the same agreement.

7. EFFECT OF HEADINGS. The Section headings herein are for convenience only and will not affect the construction hereof.

8. THE TRUSTEE. The Trustee will not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guarantors and the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed all as of the date first above written.

Dated: July 31, 2008

XM SATELLITE RADIO INC.

By	/s/ Joseph J. Euteneuer
Name:	Joseph J. Euteneuer
Title:	Executive Vice President and Chief Financial Officer

XM SATELLITE RADIO HOLDINGS INC.

By	/s/ Joseph J. Euteneuer
Name:	Joseph J. Euteneuer
Title:	Executive Vice President and Chief Financial Officer

XM EQUIPMENT LEASING LLC

By	/s/ Joseph J. Euteneuer
Name:	Joseph J. Euteneuer
Title:	Executive Vice President and Chief Financial Officer

XM RADIO INC.

By	/s/ Joseph J. Euteneuer
Name:	Joseph J. Euteneuer
Title:	Executive Vice President and Chief Financial Officer

THE BANK OF NEW YORK MELLON,

By	/s/ Remo J. Reale
Name:	Remo J. Reale
Title:	Vice President